Exhibit 99.1

Register.com Reports Fourth Quarter and Full Year 2004 Financial Results; Company Reports $18.2 MM in Cash Flow from Operations for the Full Year 2004

    NEW YORK--(BUSINESS WIRE)--May 4, 2005--Register.com, Inc. (Nasdaq: RCOME) today announced its financial results for the year ended December 31, 2004. Register.com also announced the filing of its Annual Report on Form 10-K for the year ended December 31, 2004, which includes restated financial statements for 2000 through 2003, and restated financial data for each of the quarterly periods in 2003 and the first three quarterly periods of 2004. The Company's financial statements also reflect reclassifications of auction-rate securities and restricted cash in its prior period balance sheets and statements of cash flows.
    Amounts included in this press release for periods prior to the fourth quarter of 2004 reflect the restatement and reclassification. The restatement of net revenues is consistent with the preliminary estimates the Company provided on March 31, 2005. A summary of the aggregate effects of the restatement and reclassification on the Consolidated Balance Sheet as of December 31, 2003 and Consolidated Statements of Operations for the years ended December 31, 2002 and 2003 is included in a table following the Company's financial statements below.
    Net income for the quarter ended December 31, 2004 was $1.7 million or $0.07 per diluted share, compared with net income of $440,000 or $0.02 per diluted share, for the fourth quarter of 2003 and compared with net income of $402,000 or $0.02 per diluted share, for the third quarter of 2004.
    Net Income for the year ended December 31, 2004 was $3.3 million or $0.13 per diluted share, compared with net income of $2.3 million or $0.06 per diluted share for 2003. Income per diluted share is based upon average shares outstanding of approximately 25.0 million in 2004 and 37.7 million in 2003. The year-over-year reduction in average shares outstanding was due to the Company's completion in September 2003 of its $120 million self-tender offer for shares of its common stock and warrants.
    Net income for 2004 included a $5.6 million reversal of expense accruals related to potential credit card penalties, which was recorded as a reduction of general and administrative expense in the fourth quarter of 2004. Net income for the year 2003 included a pre-tax charge of $6.8 million for advisory fees and other expenses related to the Company's consideration of various strategic alternatives following the unsolicited acquisition proposals the Company received in early 2003 and the Company's subsequent self-tender offer.
    Net revenues for the fourth quarter of 2004 were $25.1 million, compared with net revenues of $25.7 million for the fourth quarter of 2003, and $24.6 million for the third quarter of 2004. Fourth quarter 2004 revenue mix was as follows: 82% from domain name registrations, 17% from other products and services and 1% from advertising. This compares with a respective revenue mix of 90%, 9% and 1% in the fourth quarter of 2003. The respective revenue breakdown in the third quarter of 2004 was 82%, 17% and 1%.
    Net revenues for the full year 2004 were $100.9 million, compared to $103.2 million for the full year 2003. The year over year decline in net revenues was attributable to lower revenues from domain name registrations and lower advertising revenue, offset in part by higher revenue from value-added services. Full year 2004 revenue mix was as follows: 85% from registrations, 14% from other products and services and 1% from advertising. This compares with a respective revenue mix of 88%, 9% and 3% for the full year 2003.
    At the end of the fourth quarter of 2004, the Company's deferred revenue balance was $98.6 million, compared with $99.1 at the end of the third quarter of 2004 and $95.9 million at the end of 2003. At the end of the fourth quarter of 2004, Register.com had $108.3 million in cash and cash equivalents, short-term investments and marketable securities, representing a $4.4 million increase from the balance at the end of the third quarter of 2004 and a $17.0 million increase from the balance at the end of 2003. Cash flow from operations was $18.2 million for the full year 2004, compared with $10.5 million for the full year 2003. The Company received a $2.6 million income tax refund in the fourth quarter of 2004, related to tax loss carrybacks, which positively impacted cash flow from operations.
    "In 2004, we focused our efforts on diversifying our revenue and saw our sales of value-added services increase 61% year over year," said Peter A. Forman, President and Chief Executive Officer of Register.com. "We also generated over $18.2 million in cash flow from operations, even as we simultaneously invested heavily in systems and the business. In 2005, we remain committed to these dual paths of growing sales of value-added services, while continuing to allocate the necessary resources to infrastructure improvements and remediating our material control weaknesses."
    The Company registered, transferred and renewed approximately 468,000 domain names in the fourth quarter of 2004. This compares to approximately 509,000 registrations in the fourth quarter of 2003, and approximately 495,000 registrations in the third quarter of 2004. Of the total registrations in the fourth quarter of 2004, approximately 194,000 were new and transferred registrations, and approximately 274,000 were renewals. As of December 31, 2004, Register.com had approximately three million domain names under management. The Company's renewal rate for the twelve months ended December 31, 2004 was approximately 62%, up slightly from 60% for the twelve months ended September 30, 2004.
    The Company's restatement relates to the timing of the recognition of revenue, deferred revenue and associated costs of revenue relating to domain name transactions, the reclassification of certain credit memos issued in 2002, and the correction of the provision for income taxes and the related balance sheet accounts. As a result of the restatement, previously reported deferred revenue as of September 30, 2004 increased by $8.1 million. The financial statements also reflect reclassifications of auction rate securities and restricted cash from "cash and cash equivalents" to "short term investments."
    As previously announced, on October 5, 2004, the Company obtained a release from its credit card processor for potential penalties which could have been imposed for excessive chargebacks and or refunds processed through September 30, 2003. Accordingly, General and Administrative expense for the fourth quarter 2004 includes a reversal of $5.6 million of potential credit card penalties, which had been recorded from January 1, 2002 through September 30, 2003. The Company also recorded an accrual of $0.5 million for potential credit card penalties in the fourth quarter of 2004 was $(5.1) million. As of December 31, 2004, the Company had a remaining accrued liability of $2.5 million for such potential penalties covering the period from October 1, 2003 to December 31, 2004. More recently, on February 14, 2005 and March 24, 2005, the Company received additional releases from any penalties that any credit card association may be entitled to impose for excessive chargebacks and refunds processed from October 1, 2003 through December 31, 2003 and from January 1, 2004 through February 29, 2004, respectively. As a result, in the first quarter of 2005, the Company will reverse $0.5 million and $0.4 million of expense accruals previously recorded during the fourth quarter of 2003 and the first two months of 2004, respectively. The Company will also record an accrual of $0.5 million for potential credit card penalties in the first quarter of 2005, with the result that the net reversal of expense.
    Register.com will hold a conference call at 4:30 p.m. ET today to discuss the Company's fourth quarter and full year 2004 results. The event will be webcast live on the Company's investor website: http://investor.register.com. An audio archive will be available on the site beginning two hours after the call's start time.

    About Register.com
    Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With approximately three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

    Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions we may pursue, uncertainty regarding our identified material weaknesses and the potential identification of additional control deficiencies as material weaknesses, uncertainty regarding our ability to comply with Nasdaq listing requirements, uncertainty regarding unforeseen issues encountered in the completion of the financial statements for inclusion in the Form 10-Q for the quarter ended March 31, 2005, and other factors detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

    irfin



                          Register.com, Inc.
                Consolidated Statements of Operations
               (in thousands, except per share amounts)
                              (Unaudited)

                                 Three months ended    Year Ended
                                    December 31,      December 31,
                                 -------------------------------------
                                 2004      2003      2004      2003
                                        (Restated)          (Restated)
                                 -------------------------------------

Net revenues                     $25,097   $25,691 $100,857  $103,242
Cost of revenues                   7,594     8,192   31,812    32,387
                                 -------------------------------------
   Gross profit                   17,503    17,499   69,045    70,855
                                 -------------------------------------
Operating costs and expenses:
Sales and marketing                9,240     6,616   30,858    25,960
Technology                         4,994     5,259   18,066    18,408
General and administrative           823     5,232   15,602    27,555
Amortization of intangibles          256       145      727       551
                                 -------------------------------------
   Total operating expenses       15,313    17,252   65,253    72,474
                                 -------------------------------------
   Income (loss) from operations   2,190       247    3,792    (1,619)
Other income, net                    433       441    1,266     2,990
                                 -------------------------------------
   Income before provision for
    income taxes                   2,623       688    5,058     1,371
Provision (benefit) for income
 taxes                               934       248    1,800      (916)
                                 -------------------------------------
   Net income                    $ 1,689   $   440 $  3,258  $  2,287
                                 =====================================

Basic income per share           $  0.07   $  0.02 $   0.14  $   0.06
Diluted income per share         $  0.07   $  0.02 $   0.13  $   0.06
Weighted average number of shares
 outstanding:
    Basic                         23,768    23,519   23,672    35,701
    Diluted                       25,078    25,311   24,963    37,662



                          Register.com, Inc.
                      Consolidated Balance Sheet
                 (in thousands, except share amounts)

                                                  December   December
                                                  31, 2004   31, 2003
                                                  --------------------
                                                            (Restated)
                                                  --------------------
Assets
Current assets
Cash and cash equivalents                          $ 52,146  $ 35,741
Short-term investments                               47,050    52,993
Accounts receivable, less allowance of $1,611 and
 $1,850, respectively                                 6,236     6,505
Prepaid domain name registry fees                    13,237    16,185
Deferred tax assets, net                              3,092     9,893
Other current assets                                  4,642     6,664
                                                   -------------------
Total current assets                                126,403   127,981
Fixed assets, net                                     7,481     8,363
Prepaid domain name registry fees, net of current
 portion                                             12,107    10,696
Deferred tax assets, net                             19,547    14,087
Other investments                                       496       396
Marketable securities                                 9,111     2,527
Intangible assets, net                                1,359     1,952
Other assets                                          1,480     1,436
                                                   -------------------
Total assets                                       $177,984  $167,438
                                                   ===================

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses              $ 17,463  $ 14,469
Deferred revenue                                     55,230    59,741
                                                   -------------------
Total current liabilities                            72,693    74,210
Deferred revenue, net of current portion             43,419    36,152
                                                   -------------------
Total liabilities                                   116,112   110,362
                                                   -------------------

Commitments and contingencies

Stockholders' equity
Preferred stock - $.0001 par value, 5,000,000
 shares authorized; none issued and outstanding at
 December 31, 2004 and 2003 respectively                  -         -
Common stock - $0.0001 par value, 200,000,000
 shares authorized; 23,824,797 and 23,536,801
 shares issued and outstanding at December 31, 2004
 and 2003, respectively                                   2         2
Additional paid-in capital                           98,724    98,094
Unearned compensation                                  (122)     (528)
Accumulated other comprehensive income                2,646     2,144
Accumulated deficit                                 (39,378)  (42,636)
                                                   -------------------
Total stockholders' equity                           61,872    57,076
                                                   -------------------
Total liabilities and stockholders' equity         $177,984  $167,438
                                                   ===================


                          Register.com, Inc.
                 Consolidated Statements of Cash Flows
                            (in thousands)
                                                       Year ended
                                                       December 31,
                                                     2004      2003
                                                   -------------------
                                                            (Restated)
Cash flows from operating activities:
Net income                                         $  3,258  $  2,287
Adjustments to reconcile net income to net cash
 provided by operating activities net of
 acquisitions:
Depreciation and amortization                         4,260     4,844
Gain on sale of fixed asset                            (443)        -
Compensatory stock options and warrants expense         306     1,048
Deferred income taxes                                 1,341     1,963
Tax benefit from exercise of employee stock options     (79)      (28)
Changes in assets and liabilities affecting
 operating cash flows:
Accounts receivable                                     543     2,221
Prepaid domain name registry fees                     1,538    (2,052)
Deferred revenues                                     2,757       887
Other current assets                                  2,045     1,002
Other assets                                            (44)      786
Accounts payable and accrued expenses                 2,735    (2,424)
                                                   -------------------
Net cash provided by operating activities            18,217    10,534
                                                   -------------------
Cash flows from investing activities:
Purchases of fixed assets                            (3,098)   (4,026)
Sales of fixed assets                                 1,014         -
Reduction in restricted cash deposits                     -     4,400
Purchases of investments                           (274,080) (411,572)
Maturities of investments                           273,439   535,236
Other investments                                      (100)        -
                                                   -------------------
Net cash (used in) provided by investing activities  (2,825)  124,038
                                                   -------------------
Cash flows from financing activities:
Net proceeds from issuance of common stock and
 warrants                                               809       955
Retirement of common stock                                -  (120,027)
Repayment of notes payable                                -   (10,585)
                                                   -------------------
Net cash provided by (used in) financing activities     809  (129,657)
Effect of exchange rate changes on cash                 204       714
                                                   -------------------
Net increase in cash and cash equivalents            16,405     5,629
Cash and cash equivalents at beginning of period     35,741    30,112
                                                   -------------------
Cash and cash equivalents at end of period         $ 52,146  $ 35,741
                                                   ===================


                          Register.com, Inc.
                 Consolidated Statements of Operations
                              (Unaudited)
               (in thousands, except per share amounts)

                                         Three months ended
                                --------------------------------------
                                          September   June     March
                                 December    30,       30,      31,
                                   31,      2004      2004     2004
                                  2004    Restated  Restated  Restated
                                --------------------------------------
Net revenues                    $25,097    $24,635   $24,817  $26,308
Cost of revenues                  7,594      7,787     7,909    8,522
                                --------------------------------------
Gross profit                     17,503     16,848    16,908   17,786
                                --------------------------------------
Operating costs and expenses:
Sales and marketing               9,240      7,271     7,056    7,291
Technology                        4,994      4,164     4,706    4,202
General and administrative          823      4,872     5,307    4,600
Amortization of intangibles         256        156       157      158
                                --------------------------------------
 Total operating expenses        15,313     16,463    17,226   16,251
                                --------------------------------------
Income (loss) from operations     2,190        385      (318)   1,535
Other income, net                   433        239       235      359
                                --------------------------------------
Income (loss) before provision
 (benefit) for income taxes       2,623        624       (83)   1,894
Provision (benefit) for
  income taxes                      934        222       (30)     674
                                --------------------------------------
Net income (loss)               $ 1,689    $   402   $   (53) $ 1,220
                                ======================================
Basic income (loss) per share   $  0.07    $  0.02   $ (0.00) $  0.05
                                ======================================
Diluted income (loss) per share $  0.07    $  0.02   $ (0.00) $  0.05
                                ======================================
Weighted average number of
 shares outstanding:
Basic                            23,768     23,713    23,645   23,560
Diluted                          25,078     25,048    23,645   24,909



                          Register.com, Inc.
              Selected Financial Restatement Information

                                                    As of December 31,
                                                           2003
                                                    ------------------
                                                      As        As
                                                    Reported  Restated
                                                    --------- --------
                                                      (in thousands)
Changes to Consolidated Balance Sheet:
   Prepaid expenses -- current                     $ 14,477  $ 16,185
   Deferred tax asset, net -- current              $ 17,454     9,893
   Other current assets                            $  2,388  $  6,664
   Total current assets                            $132,858  $127,981
   Prepaid expenses -- noncurrent                  $  9,856  $ 10,696
   Deferred tax asset, net -- noncurrent           $ 10,698    14,087
   Other assets                                    $     --  $  1,436
   Total assets                                    $166,650  $167,438
   Accounts payable and accrued liabilities        $ 16,214  $ 14,469
   Deferred revenue, net -- current                $ 53,728  $ 59,741
   Total current liabilities                       $ 69,942  $ 74,210
   Deferred revenue -- noncurrent                  $ 33,191  $ 36,152
   Total liabilities                               $103,133  $110,362
   Additional paid-in capital                      $100,228  $ 98,094
   Accumulated deficit                             $(38,329) $(42,636)
   Total stockholders' equity                      $ 63,517  $ 57,076


                          Register.com, Inc.
              Selected Financial Restatement Information

                                   Year ended         Year ended
                                December 31, 2003   December 31, 2002
                               ---------------------------------------
                                  As        As        As        As
                                Reported  Restated  Reported  Restated
                                --------  --------  --------  --------
                                (in thousands, except per share data)
Changes to Consolidated Statement
 of Operations
 Net revenues                  $104,319  $103,242  $106,288  $102,421
 Cost of revenues              $ 32,694  $ 32,387  $ 35,299  $ 34,689
 Gross profit                  $ 71,625  $ 70,855  $ 70,989  $ 67,732
 General and administrative
  expense                      $ 26,865  $ 27,555  $ 26,312  $ 24,947
 (Loss) from operations        $   (575) $ (1,619) $(17,192) $(18,773)
 Provision (benefit) for
  income taxes                 $ (3,135) $   (916) $ (1,195) $ (2,276)
 Net income (loss)             $  5,549  $  2,287  $(10,409) $(10,908)
 Basic income (loss)
  per share                    $   0.16  $   0.06  $  (0.26) $  (0.27)
 Diluted income (loss)
  per share                    $   0.15  $   0.06  $  (0.26) $  (0.27)


    CONTACT: Register.com
             Investor Relations:
             Stephanie Marks, 212-798-9169
             ir@register.com
             or
             Scott Eckstein, 212-798-9185
             ir@register.com